Exhibit 5.1

1221 PEACHTREE STREET, N.E. • SUITE 400 • ATLANTA, GEORGIA 30361

TELEPHONE: +1.404.521.3939 • JONESDAY.COM

February 5, 2026

VSE Corporation

3361 Enterprise Way

Miramar, Florida 33025

Re:	9,200,000 5.750% Tangible Equity Units of VSE Corporation

Ladies and Gentlemen:

We are acting as counsel for VSE Corporation, a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of 9,200,000 5.750% tangible equity units (the “Units”), pursuant to the Underwriting Agreement, dated February 2, 2026 (the “Underwriting Agreement”), by and among the Company and Jefferies LLC and RBC Capital Markets, LLC, acting as representatives of the several underwriters named in Schedule I thereto. Each Unit is comprised of (1) a prepaid stock purchase contract (collectively, the “Purchase Contracts”), issued pursuant to the Purchase Contract Agreement, dated as of the date hereof (the “Purchase Contract Agreement”), between the Company and U.S. Bank Trust Company, National Association, as purchase contract agent (the “Purchase Contract Agent”), attorney-in fact for the holders of the Purchase Contracts from time to time and trustee under the Indenture (as defined below) (the “Trustee”), obligating the Company to issue and deliver pursuant to the provisions thereof and the Purchase Contract Agreement, up to 0.2660 shares (collectively, the “Shares”) of the Company’s common stock, par value $0.05 per share, and (2) a 5.93% senior amortizing note due 2029 with an initial principal amount of $7.8225 (collectively, the “Notes”), issued pursuant to the Indenture, dated as of the date hereof (the “Base Indenture”), between the Company and the Trustee, as supplemented by the First Supplemental Indenture, dated as of the date hereof (together with the Base Indenture, the “Indenture”), between the Company and the Trustee.

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1.	The Units constitute valid and binding obligations of the Company.

2.	The Purchase Contracts constitute valid and binding obligations of the Company.

3.	The Notes constitute valid and binding obligations of the Company.

4.

The Shares issuable pursuant to the Purchase Contract Agreement and the Purchase Contracts, when issued and delivered in accordance with the Purchase Contract Agreement and the Purchase Contracts, will be validly issued, fully paid and nonassessable.

AMSTERDAM • ATLANTA • BEIJING • BOSTON • BRISBANE • BRUSSELS • CHICAGO • CLEVELAND • COLUMBUS • DALLAS

DETROIT • DUBAI • DÜSSELDORF • FRANKFURT • HONG KONG • HOUSTON • IRVINE • LONDON • LOS ANGELES • MADRID

MELBOURNE • MEXICO CITY • MIAMI • MILAN • MINNEAPOLIS • MUNICH • NEW YORK • PARIS • PERTH • PITTSBURGH

SAN DIEGO • SAN FRANCISCO • SÃO PAULO • SHANGHAI • SILICON VALLEY • SINGAPORE • SYDNEY • TAIPEI • TOKYO • WASHINGTON

For purposes of the opinions expressed herein, we have assumed that (i) the Purchase Contract Agent, as attorney-in-fact, has authorized, executed and delivered the Units, (ii) the Units have been duly authenticated by the Purchase Contract Agent and the Trustee in accordance with the Purchase Contract Agreement, (iii) the Purchase Contract Agent has authorized, executed and delivered the Purchase Contract Agreement, (iv) the Purchase Contracts have been duly authenticated by the Purchase Contract Agent in accordance with the Purchase Contract Agreement, (v) the Purchase Contract Agreement is the valid, binding and enforceable obligation of the parties thereto (other than the Company), (vi) the Trustee has authorized, executed and delivered the Indenture, (vii) the Notes have been duly authenticated by the Trustee in accordance with the Indenture, and (viii) the Indenture is the valid, binding and enforceable obligation of the Trustee.

The opinions expressed herein are limited by: (i) bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights generally, and (ii) by general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity.

As to facts material to the opinion and assumptions expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others. The opinion expressed herein is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware, in each case as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K dated the date hereof filed by the Company relating to the Company’s Registration Statement on Form S-3 (File No. 333-281222), and to the reference to Jones Day under the caption “Legal Matters” in the prospectus supplement constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day